Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-278502) and on Form F-3 (No. 333-278506) of Sanofi of our reports dated February 13, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 20-F.

/s/ Forvis Mazars SA

Courbevoie, France

February 13, 2025